Exhibit 4.6

TRI-PARTY AGREEMENT

This TRI-PARTY AGREEMENT (this "Instrument"), dated as of November 2, 2006, by and among CATERPILLAR INC., a Delaware corporation (the “Company”), CITIBANK, N.A., a national banking association duly organized and existing under the laws of the United States of America, (the "Prior Trustee") and U. S. BANK NATIONAL ASSOCIATION, a national banking association duly organized and existing under the laws of the United States of America (the "Successor Trustee").

WITNESSETH

WHEREAS, the Company and the Prior Trustee entered into the Indenture dated as of May 1, 1987, as amended and supplemented (the "Indenture"), providing for the issuance of the securities listed on Exhibit A hereto (the "Securities"); and

WHEREAS, the Prior Trustee has been acting as Trustee, Security Registrar and Paying Agent (“Trustee”) under the Indenture; and

WHEREAS, Section 610 of the Indenture provides that the Trustee may resign at any time by giving notice to the Company; and

WHEREAS, Section 610 of the Indenture further provides that in case the Trustee shall resign, the Company may appoint a successor Trustee; and

WHEREAS, Section 611 of the Indenture further provides that the successor Trustee shall be qualified under the provisions of Section 608 of the Indenture; and

WHEREAS, Section 611 of the Indenture further provides that any successor Trustee appointed under the Indenture shall execute, acknowledge and deliver to the Company and to the Prior Trustee an instrument accepting such appointment, thereupon the removal of the Prior Trustee shall become effective and the Successor Trustee without any further act, deed or conveyance, shall become fully vested with all the rights, powers, duties and responsibilities of the Prior Trustee;

NOW, THEREFORE, pursuant to the Indenture and in consideration of the covenants herein contained, it is agreed as follows (words and phrases not otherwise defined in this Instrument having the definitions given thereto in the Indenture):

1. Pursuant to the terms of the Indenture, the Prior Trustee has notified the Company that the Prior Trustee is resigning as Trustee, Security Registrar and Paying Agent under the Indenture effective November 6, 2006 and upon the acceptance of appointment by the Company of a Successor Trustee as evidenced by the signing of this instrument (the "Effective Date").

2. Effective as of the Effective Date, the Prior Trustee hereby assigns, transfers, delivers and confirms to the Successor Trustee all of its rights, title and interest under the Indenture and all of its rights, title, interests, capacities, privileges, duties and responsibilities as Trustee, Security Registrar and Paying Agent under the Indenture, except as set forth in paragraph 19 hereof.

3. The Prior Trustee agrees to execute and deliver such further instruments and shall take such further actions as the Successor Trustee or the Company may reasonably request so as to more fully and certainly vest and confirm in the Successor Trustee all of the rights, title, interests, capacities, privileges, duties and responsibilities hereby assigned, transferred, delivered and confirmed to the Successor Trustee, including, without limitation, the execution and delivery of any instruments required to assign all liens in the name of the Successor Trustee.

4. Effective as of the Effective Date, the Company hereby accepts the resignation of the Prior Trustee and the Company appoints the Successor Trustee as Successor Trustee under the Indenture; and the Company confirms to the Successor Trustee all of the rights, title, interest, capacities, privileges, duties and responsibilities of the Trustee, Security Registrar and Paying Agent under the Indenture except as set forth in paragraph 19 hereof.

5. The Company agrees to execute and deliver such further instruments and to take such further action as the Successor Trustee may reasonably request so as to more fully and certainly vest and confirm in the Successor Trustee all the rights, title, interests, capacities, privileges, duties and responsibilities hereby assigned, transferred, delivered and confirmed to the Successor Trustee.

6. Effective as of the Effective Date, the Successor Trustee hereby accepts its appointment as Successor Trustee, Security Registrar and Paying Agent under the Indenture and shall be vested with all of the rights, title, interests, capacities, privileges, duties and responsibilities of the Trustee, Security Registrar and Paying Agent under the Indenture.

7. The Successor Trustee hereby represents that it is qualified and eligible under the provisions of Sections 608 and 609 of the Indenture to be appointed Successor Trustee and hereby accepts the appointment as Successor Trustee and agrees that upon the signing of this Instrument it shall become vested with all the rights, title, interest, capacities, privileges, duties and responsibilities of the Prior Trustee with like effect as if originally named as Trustee, Security Registrar and Paying Agent under the Indenture.

8. The Successor Trustee shall cause notice of the removal, appointment and acceptance effected hereby to be given to the owners of the Securities.

9. Effective as of the Effective Date, the Successor Trustee shall serve as Trustee, Security Registrar and Paying Agent as set forth in the Indenture at its designated corporate trust office set forth in paragraph 13 hereof.

10. The Prior Trustee hereby represents and warrants to the Successor Trustee that:

a)	To the best of its knowledge no Event of Default and no event which, after notice or lapse of time or both, would become an Event of Default has occurred and is continuing under the Indenture.

b)
No covenant or condition contained in the Indenture has been waived by the Prior Trustee or to the best of its knowledge by the holders of the percentage in aggregate principal amount of the Securities required by the Indenture to effect any such waiver.

c)
There is no action, suit or proceeding pending or, to its knowledge, threatened against the Prior Trustee before any court or governmental authority arising out of any action or omission by the Prior Trustee as Trustee, Security Registrar and Paying Agent under the Indenture.

d)	As of the Effective Date, the Prior Trustee holds no moneys in any fund or account established by it as Trustee, Security Registrar and Paying Agent under the Indenture.

11. Each of the parties hereto hereby represents and warrants for itself that as of the date hereof, and the Effective Date:

a)
it has power and authority to execute and deliver this Instrument and to perform its obligations hereunder, and all such action has been duly and validly authorized by all necessary proceedings on its part; and

b)
this Instrument has been duly authorized, executed and delivered by it, and constitutes a legal, valid and binding agreement enforceable against it in accordance with its terms, except as the enforceability of this Instrument may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditor's rights or by general principles of equity limiting the availability of equitable remedies.

12. The parties hereto agree that this Instrument does not constitute an assumption by the Successor Trustee of any liability of the Prior Trustee arising out of any actions or inaction by the Prior Trustee under the Indenture.

13. The parties hereto agree that as of the Effective Date, all references to the Prior Trustee as Trustee, Security Registrar or Paying Agent in the Indenture shall be deemed to refer to the Successor Trustee. From and after the Effective Date, all notices, certificates or payments which were required by the terms of the Indenture and Securities to be given or paid to the Prior Trustee, as Trustee, Security Registrar and Paying Agent, shall be given or paid to:

U.S. Bank National Association
Attn: Corporate Trust Services
EP-MN-WS3C
60 Livingston Avenue
St. Paul, MN 55107-1419

14. The removal, appointment and acceptance effected hereby shall become effective as of the opening of business on the Effective Date.

15. This Instrument shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws principles thereof.

16. This Instrument may be executed in any number of counterparts, each of which shall be an original, but which counterpart, shall together constitute but one and the same instrument.

17. Nothing contained in this Instrument shall in any way affect the obligations or rights of the Company or the Prior Trustee. This Instrument shall be binding upon and inure to the benefit of the Company, the Prior Trustee and the Successor Trustee and their respective successors and assigns.

18. All fees paid to the Prior Trustee in advance but unearned for the period from and after the Effective Date shall be credited to any current fees owed the Prior Trustee with balance, if any, remitted to the Company and the fees payable by the Company on and after the Effective Date under the Indenture shall henceforth be invoiced by and paid to the Successor Trustee at such address and account as shall hereafter be provided by the Successor Trustee to the Company.

19. This Instrument does not constitute a waiver or assignment by the Prior Trustee of any compensation, reimbursement, expenses or indemnity to which it is or may be entitled pursuant to the Indenture. The Company acknowledges its obligation set forth in Section 607 of the Indenture to indemnify the Prior Trustee for, and to hold the Prior Trustee harmless against, any loss, liability or expense incurred without negligence or bad faith on the part of the Prior Trustee and arising out of or in connection with the acceptance or administration of the trust evidenced by the Indenture (which obligation shall survive the execution hereof).

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be duly executed by their duly authorized officers, all as of the date and year first above written.

CATERPILLAR INC., as Company
By:	/s/ James B. Buda
Name	James B. Buda
Title:	Vice President and Secretary

CITIBANK, N.A., as Prior Trustee
By:	/s/ Wafaa Orfy
Name	Wafaa Orfy
Title:	Vice President

U. S. BANK NATIONAL ASSOCIATION, as Successor Trustee
By:	/s/ Raymond S. Haverstock
Name	Raymond S. Haverstock
Title:	Vice President

Exhibit A
ISSUE DESCRIPTION	CUSIP	OUTSTANDING	INTEREST DUE

9.375 DEBS due 3/15/2021	149123AZ4	$120,272,000	3/15 and 9/15
9.375% DEBS due 8/15/2011	149123BC4	$123,275,000	2/15 and 8/15
8% DEBS due 2/15/2023	149123BD2	$82,154,000	2/15 and 8/15
7.25% SEN DEBS due 2009	149123BG5	$300,000,000	3/15 and 9/15
7-3/8% DEBS due 3/1/2097	149123 BE0	$300,000,000	3/1 and 9/1
6.625% DEBS due 7/15/2028	149123 BF7	$300,000,000	1/15 and 7/15
6.55% NOTES due 2011	149123 BH3	$250,000,000	5/1 and 11/1
7.30% DEBS due 2031	149123 BJ9	$350,000,000	5/1 and 11/1
6.95% DEBS due 2042	149123 BK6	$250,000,000	5/1 and 11/1
5.30% DEBS due 2035	149123 BL4	$307,320,000	3/15 and 9/15
5.70% NOTES due 2016	149123 BM2	$500,000,000	2/15 and 8/15
6.05% DEBS due 2036	149123 BN0	$750,000,000	2/15 and 8/15

	TOTAL	$3,633,021,000